                                   EXHIBIT 12

                           FOSTER WHEELER CORPORATION

 STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
        COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS
                                    ($000'S)


                                                                                Fiscal Year
                                                       1998           1997           1996         1995           1994
                                                       ----           ----           ----         ----           ----
         Earnings:

         Net (Loss)/Earnings                        $(31,506)        $5,624        $82,240       $28,534       $65,410

         Taxes on Income                               79,295        13,892         44,626        41,129        41,457

         Total Fixed Charges                           88,994        84,541         74,002        60,920        45,412

         Capitalized Interest                         (9,749)      (10,379)        (6,362)       (1,634)         (467)

         Capitalized Interest Amortized                 2,265         2,184          2,528         2,273         2,189

         Equity Earnings of non-consolidated
         associated companies accounted for by
         the equity method, net of dividends           (7,869)       (9,796)        (1,474)       (1,578)         (623)
                                                     --------       -------       --------      --------      --------
                                                     $121,430       $86,066       $195,560      $129,644      $153,378
                                                     ========       =======       ========      ========      ========

         Fixed Charges:

         Interest Expense                             $62,535       $54,675        $54,940       $49,011       $34,978

         Capitalized Interest                           9,749        10,379          6,362         1,634           467

         Imputed Interest on non-capitalized
         lease payment                                 16,710        19,487         12,700        10,275         9,967
                                                     --------       -------       --------      --------      --------
                                                      $88,994       $84,541        $74,002       $60,920       $45,412
                                                     ========       =======       ========      ========      ========

         Ratio of Earnings to Fixed Charges              1.36          1.02           2.64          2.13          3.38
                                                     ========       =======       ========      ========      ========



         ----------
         *There were no preferred shares outstanding during any of the periods indicated and therefore the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for each period indicated.